Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 22, 2022

Board of Directors

GOLFSUITES 1, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 20, 2021, with respect to the balance sheets of GOLFSUITES 1, INC. as of December 31, 2020 and 2019 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods then ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

March 22, 2022